Exhibit 10.1
ESB FINANCIAL CORPORATION
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of the 21st day of November 2006, between ESB Financial Corporation (the “Corporation”), a Pennsylvania corporation, and Charlotte A. Zuschlag (the “Executive”).
WITNESSETH:
     WHEREAS, the Executive is currently employed as President and Chief Executive Officer of the Corporation pursuant to an amended employment agreement between the Corporation and the Executive entered into as of December 1, 2002 and which is being further amended and restated as of the date hereof (the “Corporation Employment Agreement”);
     WHEREAS, the Executive is currently employed as President and Chief Executive Officer of ESB Bank, a Pennsylvania chartered savings bank and a wholly owned subsidiary of the Corporation (the “Bank”) (the Corporation and the Bank are referred to together herein as the “Employers”) pursuant to an amended employment agreement entered into as of December 1, 2002, and which is being further amended and restated as of the date hereof;
     WHEREAS, the Corporation desires to amend and restate the Corporation Employment Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as well as certain other changes;
     WHEREAS, the Corporation desires to assure itself of the continued availability of the Executive’s services as provided in this Agreement; and
     WHEREAS, the Executive is willing to serve the Corporation on the terms and conditions hereinafter set forth;
     NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Corporation and the Executive hereby agree as follows:
     1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:
     (a) Average Annual Compensation. The Executive’s “Average Annual Compensation” for purposes of this Agreement shall be deemed to mean the average level of compensation paid to the Executive by the Employers or any subsidiary thereof during the most recent five taxable years preceding the Date of Termination and included in the Executive’s gross income for tax purposes and any income earned and deferred by the Executive pursuant to any plan or arrangement of the Employers.
     (b) Base Salary. “Base Salary” shall have the meaning set forth in Section 3(a) hereof.
     (c) Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.
     (d) Change in Control. “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.
     (e) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     (f) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.
     (g) Disability. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.
     (h) Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive following a Change in Control based on:
          (i) Without the Executive’s express written consent, the failure to elect or to re-elect or to appoint or to re-appoint the Executive to the offices of President and Chief Executive Officer of the Employers or a material adverse change made by the Employers in the Executive’s functions, duties or responsibilities as President and Chief Executive Officer of the Employers;
          (ii) Without the Executive’s express written consent, a reduction by either of the Employers in the Executive’s Base Salary as the same may be increased from time to time or,

except to the extent permitted by Section 3(b) hereof, a reduction in the package of fringe benefits provided to the Executive, taken as a whole;
          (iii) The principal executive office of either of the Employers is relocated outside of the Ellwood City, Pennsylvania area or, without the Executive’s express written consent, either of the Employers require the Executive to be based anywhere other than an area in which the Employers’ principal executive office is located, except for required travel on business of the Employers to an extent substantially consistent with the Executive’s present business travel obligations; or
          (iv) The failure by the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 9 hereof.
     (i) IRS. IRS shall mean the Internal Revenue Service.
     (j) Notice of Termination. Any purported termination of the Executive’s employment by the Corporation for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Corporation’s termination of the Executive’s employment for Cause, which shall be effective immediately, and (iv) is given in the manner specified in Section 10 hereof.
     (k) Retirement. “Retirement” shall mean voluntary termination by the Executive in accordance with the Employers’ retirement policies, including early retirement, generally applicable to their salaried employees.
     2. Term of Employment.
     (a) The Corporation hereby employs the Executive as President and Chief Executive Officer and the Executive hereby accepts said employment and agrees to render such services to the Corporation on the terms and conditions set forth in this Agreement. The term of employment under this Agreement shall be for three years from December 1, 2006 and, upon approval of the Board of Directors of the Corporation, shall extend for an additional year on December 1st of each subsequent calendar year such that at any time after December 1, 2006 the remaining term of this Agreement shall be from two to three years, absent notice of non-renewal as set forth below. Prior to December 1, 2007 and each December 1st thereafter, the Board of Directors of the Corporation shall consider and review (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive’s performance hereunder) an extension of the term of this Agreement, and the term shall continue to extend each year if the Board of Directors approves such extension unless the

Executive gives written notice to the Employers of the Executive’s election not to extend the term, with such written notice to be given not less than thirty (30) days prior to any such December 1st. If the Board of Directors elects not to extend the term, it shall give written notice of such decision to the Executive not less than thirty (30) days prior to any such December 1st. If any party gives timely notice that the term will not be extended as of December 1st of any year, then this Agreement shall terminate at the conclusion of its remaining term. References herein to the term of this Agreement shall refer both to the initial term and successive terms.
     (b) During the term of this Agreement, the Executive shall perform such executive services for the Corporation as may be consistent with her titles and from time to time assigned to her by the Corporation’s Board of Directors.
     3. Compensation and Benefits.
     (a) The Employers shall compensate and pay the Executive for her services during the term of this Agreement at a minimum base salary of $364,104 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Boards of Directors of the Employers and may not be decreased without the Executive’s express written consent. In addition to her Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Boards of Directors of the Employers.
     (b) During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with her then duties and responsibilities, as fixed by the Boards of Directors of the Employers. The Corporation shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Corporation and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Corporation. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.
     (c) During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of the Employers, which shall in no event be less than five weeks per annum. The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of the Employers.
     (d) During the term of this Agreement, in keeping with past practices, the Employers shall continue to provide the Executive with the automobile she presently drives. The Employers shall be responsible and shall pay for all costs of insurance coverage, repairs, maintenance and other incidental expenses, including license, fuel and oil.
     (e) In the event the Executive’s employment is terminated by the Corporation due to the Executive’s Disability, Retirement or death, the Employers shall provide continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Employers for the Executive immediately prior to her termination. The medical and dental coverage shall continue until the earlier of (a) the Executive’s death, except for coverage of any beneficiaries pursuant to Section 3(f) below, or (b) the date on which the Executive is entitled to receive benefits from a subsequent employer which are substantially similar to the medical and dental coverage provided by the Corporation. The life and disability coverage shall cease upon the earlier of the expiration of the remaining term of this Agreement or the Executive’s death. During the period that the Executive receives medical and dental coverage and/or life and disability coverage, the Executive shall pay the employee share of the costs of such coverages as if she was still an employee. Notwithstanding the foregoing, if the provision of any of the benefits covered by this Section 3(e) would trigger the 20% tax and interest penalties under Section 409A of the Code either due to the nature of such benefit or the length of time it is being provided, then the benefit(s) that would trigger such tax and interest penalties due to the nature of such benefit shall not be provided at all and the benefit(s) that would trigger the tax and interest penalties if provided beyond the “limited period of time” set forth in the regulations under Section 409A shall not be provided beyond such limited period of time (the “Excluded Benefits”), and in lieu of the Excluded Benefits the Employers shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the cost to the Employers of providing the Excluded Benefits.
     (f) In the event of the Executive’s death during the term of this Agreement, her spouse, estate, legal representative or named beneficiaries (as directed by the Executive in writing) shall be paid on a monthly basis the Executive’s annual compensation from the Employers at the rate in effect at the time of the Executive’s death for the remainder of the term of this Agreement, as well as the medical and dental benefits specified in Section 3(e) above to any dependents of the Executive who were covered by the Employers at the time of the Executive’s death. In the event the Executive’s employment is terminated due to Disability during the term of this Agreement, the Executive shall be paid on a monthly basis (i) the Executive’s annual compensation from the Employers at the rate in effect at the time of termination due to Disability for the remainder of the term of this Agreement, as well as the benefits specified in Section 3(e) hereof, and (ii) upon the expiration of the term of this Agreement, two-thirds (66.67%) of the Executive’s Base Salary at the time of termination due to Disability until the Executive reaches the normal retirement age of 65; provided however, there shall be deducted from the amounts paid the Executive pursuant to this Section 3(f) any amounts actually paid to the Executive pursuant to any disability insurance or similar plan or program which the Employers have instituted or may institute on behalf of the Executive or their employees for the purpose of compensating employees in the event of disability, the Social Security Act, the Workers Compensation or Occupational Disease Act or any state disability benefit law; and provided further however, that such payments shall be delayed until the first business day of the month following the lapse of six months from the date of termination of employment if deemed necessary by the Employers to avoid the tax and interest penalties imposed by Section 409A of the Code. If the payments are delayed pursuant to the last proviso clause in the preceding sentence, then the payments that would have been provided to the Executive in the absence of such six-month delay shall be paid to the Executive on the first business day of the month following the lapse of six months from the date of termination of employment. Notwithstanding the foregoing, if the provision of any of the benefits covered by this Section 3(f) would trigger the 20% tax and interest penalties under Section 409A of the Code either due to the nature of such benefit or the length of time it is being provided, then the benefit(s) that would trigger such tax and interest penalties due to the nature of such benefit shall not be provided at all and the benefit(s) that would trigger the tax and interest penalties if provided beyond the “limited period of time” set forth in the regulations under Section 409A shall not be provided beyond such limited period of time (the “Excluded Benefits”), and in lieu of the Excluded Benefits the Employers shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the cost to the Employers of providing the Excluded Benefits.
     (g) The Executive’s compensation, benefits and expenses shall be paid by the Corporation and the Bank in the same proportion as the time and services actually expended by the Executive on behalf of each respective Employer.
     4. Expenses. The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, automobile expenses described in Section 3(d) hereof, and traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive’s residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Employers. If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor.
     5. Termination.
     (a) The Corporation shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate her employment hereunder for any reason.
     (b) In the event that (i) the Executive’s employment is terminated by the Corporation for Cause or (ii) the Executive terminates her employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.
     (c) In the event that the Executive’s employment is terminated as a result of Disability, Retirement or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination, except as provided for in Sections 3(e) and 3(f) hereof.
     (d) In the event that (i) the Executive’s employment is terminated by the Corporation for other than Cause, Disability, Retirement or the Executive’s death or (ii) such employment is terminated by the Executive (a) due to a material breach of this Agreement by the Corporation, which breach has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Employers, or (b) for Good Reason, then the Corporation shall:
     (A) pay to the Executive, in a lump sum as of the Date of Termination, a cash severance amount equal to three (3) times that portion of the Executive’s Average Annual Compensation paid by the Corporation,
     (B) maintain and provide for a period ending at the earlier of (i) thirty-six (36) months after the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements offered by the Corporation in which the Executive was entitled to participate immediately prior to the Date of Termination (other than retirement plans or stock compensation plans of the Employers), subject to subparagraphs (D) and (E) below,
     (C) if the Executive is still receiving medical and dental coverage pursuant to Section 5(d)(B) above upon the expiration of thirty-six (36) months after the Date of Termination, maintain and provide medical and dental coverage for the Executive for a period ending at the earlier of (i) the Executive’s death or (ii) the date on which the Executive is entitled to receive benefits from a subsequent employer which are substantially similar to the medical and dental coverage provided by the Corporation, subject to subparagraphs (D) and (E) below, provided that during the period that the Executive receives medical and dental coverage pursuant to this Section 5(d)(C), the Executive shall pay the employee share of the costs of such coverage as if she was still an employee,
     (D) in the event that the Executive’s participation in any plan, program or arrangement as provided in subparagraph (B) or (C) of this Section 5(d) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Corporation shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination, and
     (E) if the provision of any of the benefits covered by this Section 5(d)(B), (C) or (D) would trigger the 20% tax and interest penalties under Section 409A of the Code either due to the nature of such benefit or the length of time it is being provided, then the benefit(s) that would trigger such tax and interest penalties due to the nature of such benefit shall not be provided at all and the benefit(s) that would trigger the tax and interest penalties if provided beyond the “limited period of time” set forth in the regulations under Section 409A shall not be provided beyond such limited period of time (the “Excluded Benefits”), and in lieu of the Excluded Benefits the Employers shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the cost to the Employers of providing the Excluded Benefits.
     6. Payment of Additional Benefits under Certain Circumstances.
     (a) If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers (including, without limitation, the payments and benefits which the Executive would have the right to receive from the Bank pursuant to Section 5 of the Agreement between the Bank and the Executive dated as of the date hereof (“Bank Agreement”), before giving effect to any reduction in such amounts pursuant to Section 6 of the Bank Agreement), would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Code (the “Initial Parachute Payment,” which includes the amounts paid pursuant to clause (A) below), then the Corporation shall pay to the Executive, in a lump sum within five business days after the Date of Termination, a cash amount equal to the sum of the following:
     (A) the amount by which the payments and benefits that would have otherwise been paid by the Bank to the Executive pursuant to Section 5 of the Bank Agreement are reduced by the provisions of Section 6 of the Bank Agreement;
     (B) twenty (20) percent (or such other percentage equal to the tax rate imposed by Section 4999 of the Code) of the amount by which the Initial Parachute Payment exceeds the Executive’s “base amount” from the Employers, as defined in Section 280G(b)(3) of the Code, with the difference between the Initial Parachute Payment and the Executive’s base amount being hereinafter referred to as the “Initial Excess Parachute Payment”; and
     (C) such additional amount (tax allowance) as may be necessary to compensate the Executive for the payment by the Executive of state and federal income and excise taxes on the payment provided under clause (B) above and on any payments under this clause (C). In computing such tax allowance, the payment to be made under clause (B) above shall be multiplied by the “gross up percentage” (“GUP”). The GUP shall be determined as follows:

GUP =	Tax Rate
1-Tax Rate
The Tax Rate for purposes of computing the GUP shall be the highest marginal federal and state income and employment-related tax rate (including Social Security and Medicare taxes), including any applicable excise tax rate, applicable to the Executive in the year in which the payment under clause (B) above is made, and shall also reflect the phase-out of deductions and the ability to deduct certain of such taxes.

     (b) Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Executive is a party that the actual excess parachute payment as defined in Section 280G(b)(1) of the Code is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the “Determinative Excess Parachute Payment”), then the Corporation’s independent tax counsel or accountants shall determine the amount (the “Adjustment Amount”) which either the Executive must pay to the Corporation or the Corporation must pay to the Executive in order to put the Executive (or the Corporation, as the case may be) in the same position the Executive (or the Corporation, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent tax counsel or accountants shall take into account any and all taxes (including any penalties and interest) paid by or for the Executive or refunded to the Executive or for the Executive’s benefit. As soon as practicable after the Adjustment Amount has been so determined, the Corporation shall pay the Adjustment Amount to the Executive or the Executive shall repay the Adjustment Amount to the Corporation, as the case may be.
     (c) In each calendar year that the Executive receives payments of benefits that constitute a parachute amount, the Executive shall report on her state and federal income tax returns such information as is consistent with the determination made by the independent tax counsel or accountants of the Corporation as described above. The Corporation shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys’ fees, interest, fines and penalties) which the Executive incurs as a result of so reporting such information. The Executive shall promptly notify the Corporation in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 6 is being reviewed or is in dispute. The Corporation shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for the Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Section 6) and the Executive shall cooperate fully with the Corporation in any such proceeding. The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Corporation may have in connection therewith without the prior consent of the Corporation.
     7. Mitigation; Exclusivity of Benefits.
     (a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 5(d)(B) and (C) above.
     (b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

     8. Withholding. All payments required to be made by the Corporation hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Corporation may reasonably determine should be withheld pursuant to any applicable law or regulation.
     9. Assignability. The Corporation may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Corporation may hereafter merge or consolidate or to which the Corporation may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Corporation hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.
     10. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Corporation:	Secretary ESB Financial Corporation 600 Lawrence Avenue Ellwood City, Pennsylvania 16117

To the Bank:	Secretary ESB Bank, F.S.B. 600 Lawrence Avenue Ellwood City, Pennsylvania 16117

To the Executive:	Charlotte A. Zuschlag At the address last appearing on the personnel records of the Employers
     11. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Corporation to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In addition, notwithstanding anything in this Agreement to the contrary, the Corporation may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

     12. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.
     13. Nature of Obligations. Nothing contained herein shall create or require the Corporation to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Corporation hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.
     14. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.
     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     17. Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.
     18. Entire Agreement. This Agreement embodies the entire agreement between the Corporation and the Executive with respect to the matters agreed to herein. All prior agreements between the Corporation and the Executive with respect to the matters agreed to herein, including without limitation the Agreement between the Employers and the Executive dated June 13, 1990 and the Agreements between the Corporation and the Executive dated November 16, 1999, December 1, 2000, December 1, 2001, and December 1, 2002 are hereby superseded and shall have no force or effect. Notwithstanding the foregoing, nothing contained in this Agreement shall affect the agreement of even date being entered into between the Bank and the Executive.
[Signature page follows]

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:	ESB FINANCIAL CORPORATION

/s/ Frank D. Martz	By:	/s/ William B. Salsgiver

Frank D. Martz		William B. Salsgiver
Group Senior Vice President of Operations and Secretary		Chairman of the Board of Directors

EXECUTIVE

	By:	/s/ Charlotte A. Zuschlag

Charlotte A. Zuschlag